Exhibit 10.2

August 22, 2014

Intracel Holdings Corporation	Vaccinogen, Inc.
Attn: Daniel Kane, Daniel Fitzgerald and	Attn: Michael G. Hanna, Jr., Ph. D.,
Alan Cohen	Chairman and Chief Executive Officer
550 Highland St.	5300 Westview Drive, Suite 406
Frederick, Maryland 21701	Frederick, Maryland 21703

Re: Vaccinogen/Intracel Arrangements

Reference is made to that certain License Agreement, dated as of October 10, 2007 (the “Original License Agreement”), as amended by that certain Amendment to License Agreement, dated as of June 24, 2010 (the “License Amendment;” collectively with the Original License Agreement, the “License Agreement”), by and between Vaccinogen, Inc., a Maryland corporation (“Vaccinogen”), and Intracel Holdings Corporation, a Delaware corporation (“Intracel”). Each of Vaccinogen and Intracel is referred to herein as a “Party,” and collectively as the “Parties.”

The Parties acknowledge that Vaccinogen entered into that certain agreement, dated April 24, 2014, with The Investment Syndicate (“TIS”), as amended by that certain Amendment, dated August 2, 2014 (but not including any subsequent modifications or amendments) (collectively, the “TIS Agreement”), pursuant to which TIS agreed (among other things) to purchase shares (and warrants to purchase additional shares) of common stock of Vaccinogen for an aggregate purchase price of $80,000,000. As a condition precedent to TIS’ obligation to consummate the initial closing with respect to such Vaccinogen securities contemplated in the TIS Agreement (which initial closing includes the purchase of common stock of Vaccinogen for an aggregate purchase price of at least $10,000,000), the Parties are entering into this letter agreement (the “Agreement”) contemporaneously with such initial closing and effective as of such date (the “Effective Date”).

Contemporaneously with the execution and delivery of this Agreement as of the Effective Date, (i) each of Vaccinogen and Intracel have executed and delivered to each other that certain Right of First Offer Agreement, dated as of the Effective Date, and (ii) Daniel Fitzgerald, Daniel Kane and Alan Cohen (the “IHC Designees”) have each tendered his resignation as a director of Vaccinogen in accordance with this Agreement, effective as of the Effective Date and expressly contingent on payment of at least $10,000,000 to Vaccinogen by TIS pursuant to the TIS Agreement.

By executing this Agreement, each of the Parties hereby agrees as follows:

1.          Effective automatically at the time TIS pays to Vaccinogen the aggregate amount of $80,000,000 in accordance with the TIS Agreement (the “Trigger Date”), the License Agreement shall terminate and (notwithstanding anything in Section 9.5 thereof) no longer be of any force or effect. For the avoidance of doubt (and without limiting the foregoing), from and after the Trigger Date, Vaccinogen shall no longer have any obligation to pay to Intracel any royalties or other payments under Section 4.4 of the Original License Agreement and/or Sections 2 and 3 of the License Amendment.

2.          Notwithstanding anything to the contrary in that certain “Letter of Intent,” effective as of December 24, 2010, by and between the Parties, as of the Effective Date and expressly contingent on payment of at least $10,000,000 to Vaccinogen by TIS in accordance with the TIS Agreement, Intracel’s right to designate three (3) directors of Vaccinogen is hereby terminated (to the extent now in existence) and Intracel shall not have any right to designate directors of Vaccinogen for appointment by the Board of Directors, and, in connection therewith, the IHC Designees have each tendered their resignations as directors of Vaccinogen.

3.          Each Party hereby represents and warrants to the other Party that (i) such Party has the full legal right, power and authority to execute and deliver this Agreement and to perform such Party’s obligations under this Agreement; (ii) the execution and delivery of this Agreement by such Party, and the performance by such Party of its obligations under this Agreement, have been duly and validly authorized by all necessary corporate action of such Party; and (iii) this Agreement has been duly executed and delivered by an authorized officer of such Party and constitutes the valid and binding agreement of such Party, enforceable against such Party in accordance with its terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity.

4.          From and after the Effective Date, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, in each case, as reasonably requested by the other Party, to carry out the intent of the Parties and accomplish the purposes of this Agreement, the TIS Agreement, and the transactions contemplated hereby and thereby (including, without limitation, voting all capital stock of Vaccinogen held by Intracel in a manner intended to implement, and comply with, the terms of the TIS Agreement). No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by each Party. No waiver, forbearance or failure by any Party of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Party’s right to enforce any other provision of this Agreement or a continuing waiver by such Party of compliance with any provision.

5.          This Agreement embodies the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supersedes all other prior and contemporaneous commitments, arrangements, agreements and/or understandings, both oral and written, between the Parties with respect to the subject matter hereof. There are no agreements, covenants, representations or warranties with respect to the transactions contemplated hereby other than those expressly set forth herein.

6.          The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

7.          This Agreement shall be construed, governed by, and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law.

8.          This Agreement may be executed in any number of counterparts (which may be by facsimile or optically-scanned electronic mail attachment) each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

9.          Anders Halldin (“Halldin”), on behalf of TIS, is an intended third party beneficiary of this Agreement, and shall have the right and power to assert any and all rights hereunder, and to enforce the provisions hereof, in each case, directly and on TIS’ behalf, as if Halldin (on behalf of TIS) is a “Party” hereto.

AGREED TO AND

ACCEPTED AS OF AUGUST 22, 2014

INTRACEL HOLDINGS CORPORATION,	VACCINOGEN, INC.,
a Delaware corporation	a Maryland corporation

By:	/s/ Richard Fuscone	By:	/s/Michael G. Hanna, Jr., Ph.D.
Name:	Richard Fuscone	Name:	Michael G. Hanna, Jr., Ph. D.
Title:	Director	Title:	Chairman and Chief Executive Officer

EACH OF THE UNDERSIGNED hereby executes this Agreement for the purpose of agreeing to tender his resignation as a director of Vaccinogen in accordance with Section 2 hereof.

/s/ Daniel Fitzgerald
Daniel Fitzgerald

/s/ Daniel Kane
Daniel Kane

/s/ Alan Cohen
Alan Cohen